Exhibit 99.1

Emerald Expositions Reports First Quarter 2019 Financial Results

SAN JUAN CAPISTRANO, Calif. – May 2, 2019 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business trade show, event and conference producer, today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Revenues decreased 3.4% to $137.4 million, compared to $142.2 million for first quarter 2018
•	Net income decreased 30.4% to $26.5 million, compared to $38.1 million for first quarter 2018
•	Net cash provided by operating activities decreased 43.7% to $11.6 million, compared to $20.6 million for first quarter 2018
•	Adjusted EBITDA, a non-GAAP measure, decreased 13.2% to $59.4 million, compared to $68.4 million for first quarter 2018
•	Adjusted Net Income, a non-GAAP measure, decreased 17.2% to $38.5 million, compared to $46.5 million for first quarter 2018
•	Free Cash Flow, a non-GAAP measure, decreased 43.8% to $11.3 million, compared to $20.1 million for first quarter 2018

First Quarter 2019 Financial Performance

	Three Months Ended March 31,
	2019	2018	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$137.4	$142.2	$(4.8)	(3.4%)
Net income	$26.5	$38.1	$(11.6)	(30.4%)
Net cash provided by operating activities	$11.6	$20.6	$(9.0)	(43.7%)
Diluted earnings per share	$0.36	$0.50	$(0.14)	(28.0%)

Non-GAAP measures:
Adjusted EBITDA	$59.4	$68.4	$(9.0)	(13.2%)
Adjusted Net Income	$38.5	$46.5	$(8.0)	(17.2%)
Adjusted Diluted EPS	$0.53	$0.61	$(0.08)	(13.1%)
Free Cash Flow	$11.3	$20.1	$(8.8)	(43.8%)

“We were pleased with our first quarter performance, as we drove good growth in many of our events, including the Kitchen & Bath Industry Show, Sports Licensing & Tailgate Show, National Pavement Expo, The Original Miami Beach Antique Show and the International Pizza Expo. While our first quarter results were solidly in line with our expectations, and many of our key franchises are performing well, we are experiencing moderate softness in our Other Marketing Services portfolio and several upcoming shows, including ICFF and RetailX, which, taken together, are causing us to expect our full year financial results to be in the lower half of our previously communicated full year guidance range,” reported Phil Evans, Emerald’s Interim President and Chief Executive Officer and Chief Financial Officer.

Mr. Evans added, “I am encouraged by the progress we have achieved in our efforts to stabilize our largest shows. While our ASD show has been adversely impacted by the trade tensions with China, we continued to grow the core Value & Variety category and have successfully stabilized the Style and Beauty category, which had previously been a weight on the show’s results.  Additionally, we staged a much-improved NY NOW show at the beginning of February, which was confirmed by stronger exhibitor and attendee satisfaction scores and increased attendance. Looking forward, we are introducing a number of new features to the August NY NOW edition that we believe will continue our solid momentum towards stabilizing the franchise. To conclude, I remain confident that we are taking the right actions to position our portfolio for sustained organic growth.”

Financial & Operational Results

For the first quarter of 2019, Emerald reported revenues of $137.4 million compared to revenues of $142.2 million for the first quarter of 2018, a decrease of $4.8 million, or 3.4%. The decrease reflected a net $7.4 million reduction from several show scheduling differences in the first quarter of 2019, most notably GlobalShop staging in the second quarter of 2019, versus the first quarter of 2018. Acquisitions made in 2018 contributed $3.6 million of revenue in the first quarter of 2019. After adjusting organic revenues for the first quarter of each of 2018 and 2019 for the show timing differences noted above, organic revenues for the first quarter of 2019, were down $3.0 million, or 2.2%, versus the equivalent quarter of the prior year, reflecting good growth in events for the first quarter of 2019, including the Kitchen & Bath Industry Show (“KBIS”), Sports Licensing & Tailgate Show, National Pavement Expo, The Original Miami Beach Antique Show and the International Pizza Expo, offset by declines that were expected in NY NOW, National Stationery Show, Outdoor Retailer Snow Show and WPPI. Of note, revenues of the Company’s ASD March show were virtually flat versus the prior year’s March show.

Cost of Revenues of $45.9 million for the first quarter of 2019 increased by 10.9%, or $4.5 million, from $41.4 million for the first quarter of 2018. This increase reflected $2.3 million of incremental costs related to 2018 acquisitions, and was partially offset by a net $1.0 million reduction attributable to the show scheduling differences noted above. The remaining $3.2 million increase in cost of revenues reflected incremental costs in several of the shows that grew in the quarter, particularly KBIS, as well as additional show investments, most notably in the NY NOW event, net of a $0.6 million reduction in non-recurring other items.

Selling, General & Administrative Expense (“SG&A”) of $35.1 million for the first quarter of 2019 increased by 8.7%, or $2.8 million, from $32.3 million for the first quarter of 2018. The increase in SG&A for the first quarter of 2019 reflected approximately $2.8 million in incremental costs from 2018 acquisitions, $0.4 million in higher stock-based compensation and $1.7 million in other expense increases, offset by a net $0.2 million reduction attributable to show scheduling differences and a reduction of $1.9 million in non-recurring other items.

Net income of $26.5 million for the first quarter of 2019 decreased by 30.4%, or $11.6 million, from $38.1 million for the first quarter of 2018. The key drivers of the decrease were the lower revenues and increased expenses described above.

For the first quarter of 2019, Adjusted EBITDA was $59.4 million, compared to $68.4 million for the first quarter of 2018, after adjusting for the show scheduling differences described above. The decrease in Adjusted EBITDA of $9.0 million, or 13.2%, was driven predominantly by the performance of NY NOW, as well as incremental investment spending. In addition, the Company’s 2018 acquisitions resulted in incremental expenses that were $1.1 million higher than revenues in the quarter, as the larger revenue-generating activities of these acquisitions are in subsequent quarters.

For a discussion of the Company’s presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Adjusted EBITDA to net income see Appendix I attached hereto.

Cash Flow

Net cash provided by operating activities decreased by $9.0 million to $11.6 million in the first quarter of 2019, compared to $20.6 million in the first quarter of 2018, largely reflecting the Company’s operating performance in the quarter.

Capital expenditures were $0.3 million for the first quarter of 2019, compared to $0.5 million for the first quarter of 2018.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was $11.3 million in the first quarter of 2019, compared to $20.1 million in the first quarter of 2018.

For a discussion of our presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Liquidity and Financial Position

As of March 31, 2019, Emerald’s cash and cash equivalents were $10.9 million and gross debt was $560.1 million, resulting in net debt (gross debt less cash and cash equivalents) of $549.2 million.

Dividend

On April 30, 2019, the Board of Directors approved a 3.4% increase in the Company’s dividend to $0.075 per share for the quarter ending June 30, 2019 to holders of the Company’s common stock. The cash dividend is expected to be paid on or about May 28, 2019 to stockholders of record on May 14, 2019.

Outlook (forward-looking statements) and Key Assumptions

For the year ending December 31, 2019, Emerald management expects the Company’s full year performance to be in the lower half of the previously communicated guidance range, as outlined below:

•	Total revenue decline of 0.7% to growth of 2.5%, or revenue in a range of approximately $378 million to $390 million
•	Organic revenue decline of 1.7% to growth of 1.1%
•	Adjusted EBITDA in the range of $140 million to $150 million, representing a decrease in the range of 7.9% to 14.1% compared to 2018
•	Adjusted Net Income in the range of $76 million to $88 million, representing a decrease in the range of 12.2% to 24.2% compared to 2018
•	Adjusted Diluted EPS in the range of $1.02 to $1.20, representing a decrease in the range of 9.8% to 23.3% compared to 2018
•	Free Cash Flow in the range of $80 million to $90 million

The above outlook does not incorporate the impact of any acquisitions that Emerald may close in 2019 or other unforeseen developments. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast Details

As previously announced, the Company will hold a conference call to discuss its first quarter 2019 results at 11:00 am ET on Thursday, May 2, 2019.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13689089. The replay will be available until 11:59 pm (Eastern Time) on May 9, 2019.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. An online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 7.0 million net square feet of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

The Company provides certain elements of its forward-looking 2019 outlook solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures, Adjusted EBITDA and Adjusted Net Income, to net income, and Free Cash Flow, to net cash provided by operating activities, their most comparable GAAP financial measures, or Adjusted Diluted EPS, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Adjusted Net Income, these items are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA and Adjusted Net Income in prior periods and include, but are not limited to, acquisition-related expenses, stock-based compensation, income tax expense, the effects of scheduling adjustments (in the case of Adjusted EBITDA only) and other assumptions about capital requirements for future periods. For Free Cash Flow, this includes assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments.  Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (which ended prior to the Company’s initial public offering), (x) material show scheduling adjustments, and (xi) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) intangible asset impairment charge, (v) the Onex management fee (which ended prior to the Company’s initial public offering), (vi) other items that management believes are not part of our core operations, (vii) amortization of deferred financing fees and discount, (viii) amortization of acquired intangible assets and (ix) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including assumptions about the expected financial performance of recent acquisitions, our ability to execute our acquisition strategy to accelerate growth and full year guidance with respect to revenue growth, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings.  The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Interim President & Chief Executive Officer and Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Revenues	$137.4	$142.2
Cost of revenues	45.9	41.4
Selling, general and administrative expense	35.1	32.3
Depreciation and amortization expense	13.2	11.4
Operating income	43.2	57.1
Interest expense	8.0	6.5
Income before income taxes	35.2	50.6
Provision for income taxes	8.7	12.5
Net income and comprehensive income	$26.5	$38.1
Basic earnings per share	$0.37	$0.52
Diluted earnings per share	$0.36	$0.50
Basic weighted average common shares outstanding	71,825	72,715
Diluted weighted average common shares outstanding	73,029	75,819

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$10.9	$20.5
Trade and other receivables, net of allowance for doubtful accounts of $1.0 million and $0.9 million, as of March 31, 2019 and December 31, 2018, respectively	94.1	62.7
Prepaid expenses	10.5	19.8
Total current assets	115.5	103.0
Noncurrent assets
Property and equipment, net	3.6	3.7
Goodwill	1,036.5	1,036.5
Intangible assets, net	422.5	435.3
Right-of-use lease assets	19.1	-
Other noncurrent assets	1.7	1.5
Total assets	$1,598.9	$1,580.0
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$44.4	$30.5
Deferred revenues	173.9	192.4
Revolving credit facility	25.0	40.0
Right-of-use lease liabilities, current portion	3.9	-
Term loan, current portion	5.7	5.7
Total current liabilities	252.9	268.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	523.1	524.2
Deferred tax liabilities, net	70.7	75.4
Right-of-use lease liabilities	16.6	-
Other noncurrent liabilities	2.7	3.5
Total liabilities	866.0	871.7
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 71,851 and 71,591 at March 31, 2019 and December 31, 2018, respectively	0.7	0.7
Additional paid-in capital	693.1	689.7
Retained earnings	39.1	17.9
Total shareholders’ equity	732.9	708.3
Total liabilities and shareholders’ equity	$1,598.9	$1,580.0

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2019	2018
	(dollars in millions) (unaudited)
Net income	$26.5	$38.1
Add (deduct):
Interest expense	8.0	6.5
Benefit from income taxes	8.7	12.5
Depreciation and amortization	13.2	11.4
Stock-based compensation	1.6	1.2
Deferred revenue adjustment	0.1	0.1
Other items(1)	1.3	3.8
Scheduling adjustments	-	(5.2)
Adjusted EBITDA	$59.4	$68.4

(1)

Other items for the three months ended March 31, 2019 included: (i) $0.5 million in transaction costs in connection with certain acquisition transactions, (ii) $0.7 million in transition costs and (iii) $0.1 million in non-recurring legal, audit and consulting fees. Other items for the year ended March 31, 2018 included: (i) $1.0 million in transaction costs in connection with certain acquisition transactions, (ii) $1.0 million in legal, audit and consulting fees related to the secondary offering and other related activities and (iii) $1.8 million in transition costs.

	Three Months Ended March 31,
	2019	2018
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net income	$26.5	$38.1
Add (deduct):
Stock-based compensation	1.6	1.2
Deferred revenue adjustment	0.1	0.1
Other items(1)	1.3	3.8
Amortization of deferred financing fees and discount	0.3	0.3
Amortization of acquired intangible assets	12.6	10.9
Scheduling adjustments	-	(5.2)
Tax adjustments related to non-GAAP adjustments(2)	(3.9)	(2.7)
Adjusted Net Income	$38.5	$46.5
Adjusted basic earnings per share	$0.54	$0.64
Adjusted diluted earnings per share	$0.53	$0.61
Basic weighted average common shares outstanding	71,825	72,715
Diluted weighted average common shares outstanding	73,029	75,819

(1)	Represents other items described in Note 1 above.
(2)	Reflects application of U.S. federal and state enterprise tax rate of 24.7% for each of the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,
	2019	2018
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$11.6	$20.6
Less:
Capital expenditures	0.3	0.5
Free Cash Flow	$11.3	$20.1